Exhibit 99.1

FingerMotion Reports Q1 2024 Financial Results

NEW YORK/ SINGAPORE / ACCESSWIRE / July 14, 2023 / FingerMotion, Inc. (NASDAQ:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the first quarter ended May 31, 2023. To review the full financial results, please view the Company’s recent Form 10-Q filing at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q1 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $12.17 million (includes SMS & MMS, Telecommunications Products & Services and Big Data businesses);
●	Reported a quarterly increase in revenues of $7.31 million or 151% compared to Q1 2023;
●	Reported quarterly increase in Telecommunications Products & Services business revenue of $10.5 million or 692% compared to Q1 2023;
●	Reported quarterly Big Data revenue of $0.15 million compared to $Nil in Q1 2023;
●	Reported quarterly decline in SMS & MMS business revenue of $3.3 million or 100% compared to Q1 2023;
●	Reported quarterly cost of revenue of $11.51 million which was an increase of $7.03 million or 157% compared to Q1 2023;
●	Reported quarterly loss of $1.26 million which was an decrease of $0.18 million or 12% compared to Q1 2023;
●	Basic and Diluted loss per share of $0.02 versus a loss per share of $0.03 for Q1 2023;
●	On May 31, 2023, FingerMotion had $5.42 million in cash and cash equivalents, a working capital surplus of $13.76 million and a positive stockholders’ equity of $13.99 million;
●	Total Assets were $14.60 million, Total Current Liabilities were $0.61 million and Total Liabilities were $0.61 million;
●	51,988,030 common shares were issued and outstanding as of May 31, 2023.

The Company has significantly improved its balance sheet and exceeded the quarterly milestone of over $10 million in revenue for the quarter.

“The Chinese “lockdowns” are over now, but during the quarter they still had an impact on the Company’s revenue mix,” said Martin Shen, CEO of FingerMotion. “The Company managed the quarter by focusing available resources to the top-up business. During the lockdown, our corporate SMS & MMS customers were not interested in driving traffic to retail establishments that were closed. Now that China has opened up again, the Company expects an upward trend in revenue growth and a rebound in its margins in the ensuing quarter.”

“We are also optimistic that we will see notable growth in our Big Data division in the future,” stated Martin Shen, CEO of FingerMotion.

General and administrative expenses increased by $122,440 or 10% during the quarter compared to Q1 2023, which was a result of an increase in consulting, travel, and entertainment expenses related to potential funding activities, information technology and technical fees. Research and development expenses dropped to $172,099 during the quarter which was a 19% decrease due to savings from data access fees charged by the telecom companies.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.